SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM 8-K

Current Report


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): June 7, 1995


CATERPILLAR INC.
(Exact name of registrant as specified in its charter)


Delaware
(State or other jurisdiction of incorporation)

1-768
(Commission File Number)

37-0602744
(IRS Employer I.D. No.)

100 NE Adams Street, Peoria, Illinois
(Address of principal executive offices)

61629
(Zip Code)

Registrant's telephone number, including area code:
(309) 675-1000
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Item 5.		Other Events

Caterpillar Inc. announced today that its board of directors increased the quarterly dividend 40 percent to 35 cents per share from 25 cents per share, payable August 19 to stockholders of record July 20. In addition, directors authorized the repurchase of up to 10 percent of the outstanding common stock over the next three to five years.

The dividend action marked the third increase in the past 12 months. During that time, the quarterly payout has risen nearly five-fold, to 35 cents from
7.5 cents, adjusted for a two-for-one stock split in August 1994.

"Caterpillar directors sent a strong signal today that they believe the company is positioned for continued success and Caterpillar's stock is an excellent long-term investment," said Donald V. Fites, chairman and CEO.

"Our stockholders are benefiting from the company's strong performance and solid position as the market leader in a growing global economy," Fites said. "Today's actions reflect the board's confidence that we have the people, products and plans to meet growing demand from customers around the world and consistently build shareowner value well into the next century."

"The strategic initiatives we've pursued in the past several years to modernize our plants, reduce costs, improve quality, invest in new products and expand into new markets have positioned us exceptionally well for the long term," Fites said. "We have the plans in place to allow this company to compete and remain profitable throughout the volume swings of traditional business cycles."

Caterpillar has achieved five consecutive quarters of record profit. First quarter 1995 results were the highest for any three-month reporting period in the company's history.

Under the stock repurchase plan, over the next three to five years the company will buy back up to 20 million shares, or approximately 10 percent of its 200 million shares outstanding.

"Our strong balance sheet and cash flow allow us to build shareowner value through stock repurchases while continuing to make the significant investments necessary to maintain a steady flow of new technology and new products and services for our customers," Fites said.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CATERPILLAR INC.

By:    R. Rennie Atterbury III
       Vice President


Date:  June 7, 1995
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